Exhibit 99.1

Press Release	FELDMAN MALL PROPERTIES, INC. (NYSE — FMP)
Feldman Mall Properties, Inc. Board of Directors Authorizes Exploration of Strategic Alternatives to Enhance Shareholder Value
Company Release — 06/05/2007 07:30
GREAT NECK, N.Y., June 5 /PRNewswire-FirstCall/ — Feldman Mall Properties, Inc. (NYSE: FMP) today announced that it has retained Friedman, Billings, Ramsey & Co., Inc. to assist the Company in exploring strategic alternatives in order to enhance shareholder value. These strategic alternatives may include the raising of capital through the sale of assets of the Company, joint ventures or strategic partnerships, selective acquisitions or dispositions, and the combination, sale or merger of the Company with another entity.
The Company noted that there can be no assurance that the exploration of strategic alternatives will result in any new course of action. The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the Board of Directors has approved a specified course of action.
About the Company
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company’s website at http://www.feldmanmall.com.
The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet of which the Company owns approximately 4.6 million square feet.
To receive the Company’s latest news releases and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: http://www.feldmanmall.com.
Forward-Looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward- looking statements.
SOURCE Feldman Mall Properties, Inc.
Contact: Larry Feldman, Chairman & Chief Executive Officer, or Thomas E. Wirth, EVP & Chief Financial Officer, both of Feldman Mall Properties, Inc., +1-516-684-1239; or Scott Eckstein of Financial Relations Board, +1-212-827-3766, seckstein@frbir.com, for Feldman Mall Properties, Inc.